SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT 1934*



                             TLC Vision Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    872549100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 27, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed

        Rule 13d-1(b)

    [X] Rule 13d-1(c)

        Rule 13d-1(d)




_____________________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------
CUSIP No. 872549100
----------------------------


--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Mason Capital Management LLC, in its capacity as investment manager for certain investment funds and managed accounts
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
    NUMBER OF           5      SOLE VOTING POWER
     SHARES
  BENEFICIALLY               3,759,418 Common Shares
    OWNED BY         -----------------------------------------------------------
      EACH              6      SHARED VOTING POWER
    REPORTING
   PERSON WITH                       -0-
                     -----------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                             3,759,418 Common Shares

                        8      SHARED DISPOSITIVE POWER

                                     -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,759,418 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

            CERTAIN SHARES*
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.4%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                     PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------------
CUSIP No. 872549100
----------------------------


--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Mason Capital, LP
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
    NUMBER OF           5      SOLE VOTING POWER
     SHARES
  BENEFICIALLY               1,382,617 Common Shares
    OWNED BY         -----------------------------------------------------------
      EACH              6      SHARED VOTING POWER
    REPORTING
   PERSON WITH                       -0-
                     -----------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                             1,382,617 Common Shares

                        8      SHARED DISPOSITIVE POWER

                                     -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,382,617 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

            CERTAIN SHARES*
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            2.0%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                     PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------------
CUSIP No. 872549100
----------------------------


--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Mason Capital, Ltd.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
    NUMBER OF           5      SOLE VOTING POWER
     SHARES
  BENEFICIALLY               2,055,317 Common Shares
    OWNED BY         -----------------------------------------------------------
      EACH              6      SHARED VOTING POWER
    REPORTING
   PERSON WITH                       -0-
                     -----------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                             2,055,317 Common Shares

                        8      SHARED DISPOSITIVE POWER

                                     -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,055,317 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

            CERTAIN SHARES*
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.0%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                     CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G


ITEM 1(a).       NAME OF ISSUER:
                 --------------

                 TLC Vision Corporation


ITEM 1(b).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                 -----------------------------------------------
                 5280 Solar Dr., Suite 300
                 Mississauga, Ontario L4W 4Y2


ITEM 2.(a),      NAME OF PERSON FILING; ADDRESS
(b) AND (c)      OF PRINCIPAL BUSINESS OFFICE; CITIZENSHIP:
                 -----------------------------------------

         This Schedule is being filed jointly by the following reporting persons (hereinafter sometimes collectively referred to as the "Reporting Persons") pursuant to an Agreement of Joint Filing attached hereto as Exhibit A:

         (i) Mason Capital Management LLC ("Mason Management"), a Delaware limited liability company.

         (ii) Mason Capital, LP ("Mason Capital LP"), a Delaware limited partnership.

         (iii) Mason Capital, Ltd. ("Mason Capital Ltd"), a corporation organized under the laws of the Cayman Islands.

         Mason Management is the investment manager of Mason Capital LP and Mason Capital Ltd.

         Mason Management is also filing this statement on behalf of certain other funds and accounts ("Managed Accounts") over which it has discretionary investment authority.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
               ------------------------------------

         The address of each of Mason Management, Mason Capital LP and Mason Capital Ltd, for purposes of this filing, is:

                            110 East 59th Street
                            New York, New York 10082

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:
               ----------------------------
               Common Stock, no par value.

ITEM 2(e).     CUSIP NUMBER:
               ------------
               872549100


ITEM 4.(a),
(b) AND (c)    OWNERSHIP.
               ---------

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (i)   Mason Management
               ----------------

               (a)  Amount beneficially owned: 3,759,418 shares.

               (b)  Percent of class: 5.4%.

               (c)  Number of shares as to which such person has:

                    (i) Sole power to vote or direct the vote 3,759,418 shares.

                    (ii)  Shared power to vote or direct the vote -0-.

                    (iii) Sole power to dispose or direct the disposition of
                          3,759,418 shares.

                    (iv) Shared power to dispose or direct the disposition of -0-.

         (ii)  Mason Capital LP
               ----------------

               (a)  Amount beneficially owned: 1,382,617 shares.

               (b)  Percent of class: 2.0%.

               (c)  Number of shares as to which such person has:

                    (i) Sole power to vote or direct the vote 1,382,617 shares.

                    (ii)  Shared power to vote or direct the vote -0-.

                    (iii) Sole power to dispose or direct the disposition of
                          1,382,617 shares.

                    (iv) Shared power to dispose or direct the disposition of -0-.

         (iii) Mason Capital Ltd.
               -----------------

               (a)  Amount beneficially owned: 2,055,317 shares.

               (b)  Percent of class: 3.0%.

               (c)  Number of shares as to which such person has:

                    (i) Sole power to vote or direct the vote 2,055,317 shares.

                    (ii)  Shared power to vote or direct the vote -0-.

                    (iii) Sole power to dispose or direct the disposition of
                          2,055,317 shares.

                    (iv) Shared power to dispose or direct the disposition of -0-.

         The number of shares beneficially owned and the percentage of outstanding shares represented thereby, for each of the Reporting Persons, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentage of ownership described above is based on 69,186,049 Common Shares outstanding on August 5, 2004.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
               --------------------------------------------

         See Item 4.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
               ---------------------------------------------------------------

         See Item 4.

ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
               ---------------------------------------------------------
               ACQUIRED THE SECURITIES BEING REPORTED ON BY THE PARENT
               --------------------------------------------------------
               HOLDING COMPANY.
               ---------------

         Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
               ---------------------------------------------------------

         See Item 4.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.
               ------------------------------

         Not applicable.

ITEM 10. CERTIFICATION.
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  November 8, 2004



                                             MASON CAPITAL MANAGEMENT LLC


                                             /s/ John Grizzetti
                                             -----------------------------
                                             John Grizzetti
                                             Chief Financial Officer

ITEM 10. CERTIFICATION.
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------


         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:   November 8, 2004


                                             MASON CAPITAL, LP

                                             By: MASON CAPITAL MANAGEMENT LLC,
                                                 its Investment Manager


                                             By: /s/ John Grizzetti
                                                 ----------------------------
                                                 John Grizzetti
                                                 Chief Financial Officer

ITEM 10. CERTIFICATION.
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------


         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  November 8, 2004


                                             MASON CAPITAL, LTD.

                                             By: MASON CAPITAL MANAGEMENT LLC,
                                                 its Investment Manager


                                             By: /s/ John Grizzetti
                                                 -----------------------------
                                                 John Grizzetti
                                                 Chief Financial Officer

                                                                       EXHIBIT A


                            AGREEMENT OF JOINT FILING
                             TLC VISION CORPORATION
                      COMMON STOCK, NO PAR VALUE PER SHARE


         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of a Statement on Schedule 13G and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.


         This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.


         WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 8th day of November, 2004.


MASON CAPITAL MANAGEMENT LLC


/s/ John Grizzetti
-------------------------------------
John Grizzetti
Chief Financial Officer


MASON CAPITAL, LP

BY: MASON CAPITAL MANAGEMENT LLC,
its Investment Manager


/s/ John Grizzetti
------------------------------------
John Grizzetti
Chief Financial Officer


MASON CAPITAL, LTD.

BY: MASON CAPITAL MANAGEMENT LLC,
its Investment Manager


/s/ John Grizzetti
------------------------------------
John Grizzetti
Chief Financial Officer